Exhibit 10-q-2

For Persons Not With a Change of Control Agreement

ROCKWELL COLLINS, INC.

PERFORMANCE UNIT AGREEMENT

             , 2002

Target Payment:	$

As Revised after September 11th events:
Cash Payout at Minimum Level:	$
Cash Payout at Goal Level:	$
Cash Payout at Maximum Level:	$

(PERSONAL AND CONFIDENTIAL)

(Name and Address)

Dear (Salutation):

We are pleased to confirm that, as a key employee of Rockwell Collins, Inc. and its subsidiaries (“Rockwell Collins” or the “Company”), you have been granted a performance unit award payable in a lump sum cash amount under the Rockwell Collins 2001 Long-Term Incentives Plan (the “Plan”).  Any payout of your performance unit is based on the achievement by Rockwell Collins of the goals for “Cumulative Free Cash Flow” for its fiscal years of 2002 and 2003 (the “Performance Period”) as set forth in the attached matrix (the “Matrix”).  The terms and conditions of your award are as set forth in more detail below.  Note that the cash payouts shown above for the minimum, goal and maximum levels are 75% of the amounts contemplated prior to September 11, 2001 and such amounts now reflect the 50% reduction in incentive opportunities relating to FY 2002 and no reduction for FY 2003.

1.  Confirmation of Award.  This performance unit agreement (this “Agreement”) confirms your award in accordance with the terms as set forth herein.  There is no need on your part to sign or return any documentation to confirm your acceptance of this award.  If you send any correspondence to the Company in connection with this Agreement, please direct it to Rockwell Collins, 400 Collins Road, N.E., M/S 124-323, Cedar Rapids, Iowa 52498, Attention:  Corporate Secretary.

2.  Amount of Cash Payable Pursuant to Award.  Subject to the provisions of paragraphs 5 through 11, the amount of cash payable to you pursuant to your award shall be determined as follows:

(a)           If the Cumulative Free Cash Flow (as determined pursuant to paragraph 3) of the Company for the Performance Period equals the minimum level for the Performance Period as set forth in the attached Matrix, the amount of cash payable to you will be your “Cash Payout at Minimum Level” set forth on the first page of this letter.

(b)           If the Cumulative Free Cash Flow (as determined pursuant to paragraph 3) of the Company for the Performance Period equals or exceeds the maximum level for the Performance Period as set forth in the attached Matrix, the amount of cash payable to you will be your “Cash Payout at Maximum Level” set forth on the first page of this letter.

(c)           If the Cumulative Free Cash Flow (as determined pursuant to paragraph 3) of the Company for the Performance Period equals the goal level for the Performance Period as set forth in the attached Matrix, the amount of cash payable to you will be your “Cash Payout at Goal Level”  set forth on the first page of this letter.

(d)           If the Cumulative Free Cash Flow (as determined pursuant to paragraph 3) of the Company for the Performance Period exceeds the minimum level for the Performance Period, but is less than the goal level for the Performance Period, the amount of cash payable to you will be interpolated between your “Cash Payout at Minimum Level” and “Cash Payout at Goal Level” consistent with the range in which the Cumulative Free Cash Flow falls, as conclusively determined by the Committee (as defined below).

(e)           If the Cumulative Free Cash Flow (as determined pursuant to paragraph 3) of the Company for the Performance Period exceeds the goal level for the Performance Period, but is less than the maximum level for the Performance Period, the amount of cash payable to you will be interpolated your “Cash Payout at Goal Level” and “Cash Payout at Maximum Level” consistent with the range in which the Cumulative Free Cash Flow falls, as conclusively determined by the Committee (as defined below).

(f)            No cash shall be payable for any Performance Period if the Cumulative Free Cash Flow (as determined pursuant to paragraph 3) for the Performance Period is less than the minimum level for the Performance Period.

Subject to the provisions of paragraphs 5 through 11, the cash payable to you pursuant to this performance award with respect to the Performance Period shall be paid in a lump sum, less applicable taxes, by Rockwell Collins as soon as practicable after the end of the Performance Period and after receipt of the accountants’ letter for the Performance Period pursuant to paragraph 12.

3.  Determination of Cumulative Free Cash Flow.  “Cumulative Free Cash Flow” means, for the Performance Period, the total cash provided by operating activities of Rockwell Collins, less capital expenditures and plus proceeds from the sale of property; provided, however, that the total cash provided by operating activities shall be increased by the one-time pension contribution of $37.9 million related to the spin-off (net of related tax benefits).  Cumulative Free Cash Flow also excludes divestitures, acquisitions, dividends, debt activity and stock issuances/repurchases.  In connection with the receipt of the accountants’ letter for the Performance Period pursuant to paragraph 12, the committee of the Board of Directors of Rockwell Collins administering the Plan (which committee is herein called the “Committee” and which, on the date hereof, is the Compensation Committee) shall determine the Cumulative Free Cash Flow amount for the Performance Period after taking into account any adjustment as contemplated in paragraph 9.

4.  Transferability of Award.  This performance award shall not be transferable by you except by will or by the laws of descent and distribution.

5.  Termination of Employment for Death, Disability, Retirement or Elimination of Position.  If your employment by the Company terminates during the Performance Period by reason of your death, disability, retirement under a retirement plan of the Company or the elimination of your position, you will be entitled to receive as soon as practicable after the end of the Performance Period and after receipt of the accountants’ letter for the Performance Period pursuant to paragraph 12 a payment of cash, if any, that would otherwise be payable pursuant to paragraph 2, but such amount shall be pro rated for the portion of the Performance Period that elapsed prior to this termination of employment.  For the avoidance of doubt, it is understood that in determining the proration for these purposes the Company will take into account the 50% reduction in incentive opportunities relating to FY 2002.

6.  Termination of Employment for Other Reasons.  Except as otherwise provided in paragraphs 8 through 11, if your employment by the Company terminates during the Performance Period other than by reason of your death, disability, retirement under a retirement plan of the Company or the elimination of your position, you will not be entitled to any payment of cash pursuant to paragraph 2 with respect to the Performance Period.

7.  Forfeiture of Award for Detrimental Activity.  If you engage in detrimental activity (as defined in this paragraph 7) at any time (whether before or after termination of your employment), you will not be entitled to any payment of cash hereunder and you will forfeit all rights with respect to the performance award under this Agreement.  For purposes of this paragraph 7, “detrimental activity” shall mean willful, reckless or grossly negligent activity that is determined by the Committee to be detrimental to or destructive of the business or property of the Company.  Any such determination of the Committee shall be final and binding for all purposes.  Notwithstanding the foregoing, no payment hereunder shall be forfeited or become not payable by virtue of this paragraph 7 on or after the date of a Change of Control (as defined in the Plan) unless the “Cause” standard set forth in paragraph 10(b) is satisfied.

8.  Transfer of Employment; Leave of Absence.  For the purposes of this Agreement, (a) a transfer of your employment from Rockwell Collins to a subsidiary or vice versa, or from one subsidiary of Rockwell Collins to another, without an intervening period, shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence, you shall be deemed to have remained in the employ of Rockwell Collins or a subsidiary of Rockwell Collins during such leave of absence.

9.  Adjustments.  (a)  Adjustments (which may be increases or decreases) may be made by the Committee in the Cumulative Free Cash Flow targets to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, without limitation, acquisitions or divestitures by or other material changes in the Company, provided that no adjustment shall be made which would result in an increase in your compensation if your compensation is subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as amended, or any successor provision, for the year with respect to which the adjustment occurs.

(b)           Subject to the provisions of paragraph 10, the determination of the Committee as to the terms of any adjustment made pursuant to this paragraph 9 shall be binding and conclusive upon you and any other person or persons who are at any time entitled to receipt of any payment pursuant to the award.

10.  Change of Control.  (a)  Notwithstanding any other provision, in the event that during the Performance Period your employment is terminated on or after a Change of Control (as defined in the Plan) (i) by the Company other than for Cause (as defined in paragraph 10(b)) or (ii) by you for Good Reason (as defined in paragraph 10(c)), your award shall become nonforfeitable and shall be paid out on the date your employment is so terminated as if the Performance Period hereunder had been completed or satisfied and as if the Cumulative Free Cash Flow for the Company for the Performance Period were sufficient to enable a payment to you pursuant to paragraph 2(c) of the cash that is equal to your “Cash Payout at Maximum Level” set forth on the first page of this letter.

(b)           For purposes of paragraphs 7 and 10(a), termination for “Cause” shall mean:

(i)            your willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or

(ii)           your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of you, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(c)           For purposes of this Agreement, “Good Reason” shall mean:

(i)            the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities generally in effect prior to any Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(ii)           any failure by the Company to maintain your compensation at a level consistent with that generally in effect prior to any Change of Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(iii)          the Company’s requiring you to be based at any office or location other than as provided on the day preceding the Change of Control hereof or the Company’s requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control;

(iv)          any purported termination by the Company of your employment otherwise than for Cause; or

(v)           any failure by the Company to comply with and satisfy Section 16(b) of this Agreement.

For purposes of this paragraph 10(c), any good faith determination of “Good Reason” made by you shall be conclusive.

(d)           Notwithstanding any other provision, if a Change of Control (as defined in the Plan) occurs during the Performance Period the Cumulative Free Cash Flow for the Company for the Performance Period shall be deemed to be not less than the “goal” level set forth in the attached Matrix.

11.  Divestiture.  In the event that your principal employer is a subsidiary of Rockwell Collins that ceases to be such, then your employment shall be deemed to be terminated for all purposes as of the date on which your principal employer ceases to be a subsidiary of Rockwell Collins (herein called the Divestiture Date) and your award shall become nonforfeitable and shall be paid out on the Divestiture Date (x) as if the Performance Period hereunder had been completed or satisfied and as if the Cumulative Free Cash Flow for the Company for the Performance Period were sufficient to enable a payment to you pursuant to paragraph 2(c) of the cash that is equal to your “Cash Payout at Goal Level” set forth on the first page of this letter, but (y) pro rated for the portion of the Performance Period that elapsed prior to the Divestiture Date, all as conclusively determined by the Committee.  For the avoidance of doubt, it is understood that in determining the proration for these purposes the Company will take into account the 50% reduction in incentive opportunities relating to FY 2002.

12.  Accountants’ Letter.  As soon as practicable after the end of the Performance Period, the Committee shall obtain a letter or other communication from the Company’s Senior Vice President and Chief Financial Officer or the Vice President, Finance and Treasurer, or one of their successors or designees, to the effect that such person has reviewed the determination for the Performance Period of the Cumulative Free Cash Flow of the Company and that in such person’s opinion such determination has been made in accordance with paragraph 3.

13.  Employment Rights.  You shall not have any rights of continued employment with the Company as a result of this award, other than the payment rights expressly contemplated herein.

14.  Tax Withholding.  Upon any payment to you of cash hereunder, Federal income and other tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income realized by you.  The Company may withhold such required amounts from your payments.

15.  Governing Law.  This Agreement and the award provided for hereunder shall be governed by and construed in accordance with the laws of the State of Iowa.

16.  Successors.

(a)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17.  Entire Agreement.  This Agreement and the other terms applicable to performance units granted under the Plan embody the entire agreement and understanding between Rockwell Collins and you with respect to the performance units, and there are no representations, promises, covenants, agreements or understandings with respect to the performance units other than those expressly set forth in this Agreement and the Plan.

Sincerely yours,

ROCKWELL COLLINS, INC.

By:
Gary R. Chadick, Senior Vice President, General Counsel and Secretary